                            SCHEDULE 14C INFORMATION

                  Information Statement Pursuant to Section 14C
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14c-5(d)(2)

[ ] Definitive Information Statement

                             U.S. WEST HOMES, INC.
                (Name of Registrant as Specified in Its Charter)
                ------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                              U.S. WEST HOMES, INC.
                             410 Broadway, 2nd Floor
                             Laguna Beach, CA 92651

                  Notice of Stockholder Action by Written Consent

To Stockholders of U.S. West Homes, Inc.:

         U.S. West Homes, Inc. ("U.S. West") hereby gives notice to its stockholders as follows:

1. The holders of a majority of the outstanding shares of common stock and preferred stock of U.S. West have taken action by written consent to amend U.S. West's Articles of Incorporation to increase the number of authorized shares from a total of 220,000,000 with 200,000,000 being common shares with a par value of $.001 and 20,000,000 being preferred shares with a par value of $.001 to a total of 1,050,000,000 with 1,000,000,000 being common shares with a par value of $.001 and 50,000,000 being preferred shares with a par value of $.001; and

2. The holders of a majority of the outstanding shares of common stock and preferred stock of U.S. West have taken action by written consent to approve adoption of our 2003 Stock Option Plan, which provides for the grant of stock options to purchase up to 100,000,000 shares of common stock to officers, directors, employees and consultants.

You have the right to receive this notice if you were a stockholder of record of either common or preferred stock of U.S. West at the close of business on the date of this notice (the "Record Date"). Since the actions will have been approved by the holders of the required majority of the outstanding shares of voting stock of U.S. West, no proxies were or are being solicited.

         We anticipate that these actions will become effective on or after January __, 2003.

Laguna Beach, California
December __, 2002

                                            /s/ Mervyn A. Phelan, Sr.
                                            ------------------------------------
                                            Mervyn A. Phelan, Sr.
                                            Chief Executive Officer
                                            & Chairman of the Board of Directors

                WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                   ARE REQUESTED NOT TO SEND A PROXY.

To our stockholders:

Why have I received these materials?
------------------------------------

U.S. West is required to deliver this information statement to everybody who owns common and preferred stock of U.S. West in order to inform them that so the holders of a majority of the voting stock have taken certain actions that would normally require a stockholders meeting without holding such a meeting.

This information statement is being sent to you because you are a holder of either common or preferred stock in U.S. West.

What action did the holders of a majority of the voting stock take?
-------------------------------------------------------------------

A group of stockholders holding a total of 58.4% of the total voting stock outstanding in U.S. West on the day of the vote took action by written consent to amend the Articles of Incorporation of U.S. West to (i) increase the capitalization of U.S. West and (ii) approve the 2003 Stock Option Plan.

Why is it that the holders of a majority of the voting stock can do these things without having to hold a meeting or having to send out proxies to all stockholders?
--------------------------------------------------------------------------------

The Articles of Incorporation and bylaws of U.S. West and Nevada law provide that any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders with the written consent of stockholders having at least a majority of all the stock entitled to vote upon the action if a meeting were held.

Is it necessary for me to do anything?
--------------------------------------

No. No other votes are necessary or required. U.S. West anticipates that the amendment to the Articles of Incorporation will be filed with the Secretary of State of the State of Nevada on or after January __, 2003. U.S. West also anticipates that the stockholder approval of the 2003 Stock Option Plan will be effective on or after January __, 2003.

Who is paying for the mailing of this information statement?
------------------------------------------------------------

U.S. West Homes will pay the costs of preparing and sending out this information statement. It will be sent to all common and preferred stockholders by regular mail. U.S. West may reimburse brokerage firms and others for expenses in forwarding information statement materials to the beneficial owners of common and preferred stock.

Can I object to the actions of these stockholders?
--------------------------------------------------

Nevada law does not provide for dissenter's rights in connection with an authorization to increase capitalization or the approval of a stock option plan.

Where can I get copies of this information statement or copies of U.S. West Homes' annual report?
--------------------------------------------------------------------------------

Copies of this information statement and U.S. West Homes' most recent annual report filed with the Securities & Exchange Commission (SEC) on Form 10-KSB and most recent interim report filed with the SEC on Form 10-QSB are available to stockholders at no charge upon request directed as follows:

                       U.S. West Homes, Inc.
                       Report Requests
                       410 Broadway, 2nd Floor
                       Laguna Beach, CA 92651

They may also be found on the Company's web site at http://www.uswesthomes.com and may be downloaded from that site.

How do I know that the group of stockholders voting to raise the capitalization and to approve the stock option plan held more than a majority of the voting stock?
--------------------------------------------------------------------------------

On December __, 2002, the date of the written consent to action by the holders of a majority of common and preferred stock, there were 199,665,967 shares of common stock outstanding, 1,050,000 shares of Series F preferred stock outstanding, 39,821 shares of Series G preferred stock outstanding, 540,000 shares of Series J preferred stock outstanding, and 100,000 shares of Series K preferred stock outstanding. Holders of common stock are entitled to one vote per share. Holders of our Series F, Series G, Series J, and Series K preferred stock are entitled to one vote per share, and for the actions described herein, vote together with the holders of common stock as a single class. A total of 112,307,720 shares representing 58.4% of the outstanding shares of voting stock of U.S. West as of the Record Date, representing more than a majority of U.S. West Homes' outstanding voting stock, have delivered written consents to the actions set forth herein.

Who are the stockholders who voted to raise the capitalization and to approve the stock option plan?
--------------------------------------------------------------------------------

The list of stockholders who consented to these actions and the percentage of ownership of each is set forth below:

Title of             Name or Entity        Amount and Nature            Percent
Class                & Address             Of Beneficial Owner          Of Class
--------------------------------------------------------------------------------

Common           Alexander Senkovsky, LLC
                 3809 S. West Temple,
                 Salt Lake City, UT            14,500,000                7.5%

Common           Aliso Circle Trust
                 31061 Aliso Circle
                 Laguna Beach, CA               2,425,000                1.2%

Common           Elizabeth Colmenares
                 3809 S. West Temple
                 Salt Lake City, UT            13,000,000                6.8%

Common           John Cruickshank
                 410 Broadway, 2nd Floor
                 Laguna Beach, CA 92651           951,833                 (1)

Common           David Michael, LLC
                 3809 S. West Temple
                 Salt Lake City, UT            52,987,369               27.6%

Common           G.B. Holdings
                 1 Leeward Highway
                 Providenciales                 3,000,000                1.6%

Common           Hollinsworth Land Co.
                 711 S. Carson St.
                 Carson City, NV                1,852,525                0.9%

Common           McFadden, LLC
                 3809 S. West Temple
                 Salt Lake City, UT            15,000,000                7.8%

Common           Meridian Capital Credit
                 410 Broadway
                 Laguna Beach, CA                 319,181                 (1)

Common           Pacific Gold Mortgage
                 3450 Central Ave.
                 Phoenix, AZ                    2,871,812                1.5%

Common           Senior Care Intl Partners
                 Columbus Center Building
                 Tortola                        2,400,000                1.2%

Common           Stem Genetics, Inc.
                 3809 S. West Temple
                 Salt Lake City, UT             3,000,000                1.6%

(1)      Less than one-tenth of one percent.
(2) The holder of these shares has granted an irrevocable proxy to vote these shares to Durwood Phillips, who has provided written consent to the actions to be taken pursuant to such proxy.

Except as indicated above, all of the persons and entities above named are believed to have sole voting and investment power with respect to the common shares beneficially owned by them, where applicable. The percentages of stock owned has been rounded to the nearest percentage of ownership.

Who was entitled to vote to increase the capitalization of U.S. West and to Approve the 2003 stock option plan?
--------------------------------------------------------------------------------

Every person or entity who owned either common stock or preferred stock in U.S. West as of the Record Date was entitled to vote.

Who is entitled to receive notice of these actions by the holders of a majority of voting stock?
--------------------------------------------------------------------------------

Every person or entity who owned either common or preferred stock in U.S. West as of the date of this notice is entitled to receive a copy of this information statement. This date is called the Record Date and was set by the Board of Directors of U.S. West.

What consent was required in order to increase the capitalization of U.S. West and to approve the 2003 stock option plan?
-------------------------------------------------------------------------------

The proposals discussed below to amend the articles of incorporation to raise the capitalization of the company and to approve the 2003 Stock Option Plan requires the consent of a holders of a majority of shares of common stock and preferred stock voting together as a single class. A majority means one vote more than 50% of the number of shares voting. Since the stockholders who acted by written consent to amend the articles of incorporation and to approve the stock option plan held more than a majority of all of the shares outstanding which were entitled to vote, they could do this without a meeting by consent and then inform you of this action.

What actions were taken by the holders of a majority of the voting stock of U.S. West?
--------------------------------------------------------------------------------

There were two actions taken. They were as follows:

Action No. 1:
-------------

To amend the Articles of Incorporation of U.S. West in the following manner:

To amend Article IV of the Articles of Incorporation, Capital Stock, filed August 26, 1999, as subsequently amended by the Articles of Agreement & Plan of Merger filed September 22, 1999 and subsequently amended on January 22, 2002 and as subsequently amended on June 6, 2002, authorizing an aggregate number of common and preferred shares which the Corporation had the authority to issue being two hundred twenty million [220,000,000] shares of voting stock with $.001 par value and that hereby the said authorization be increased to one billion fifty million [1,050,000,000] shares of stock with $.001 par value, so that
Article IV of the Articles of Incorporation shall now read as follows:

The corporation shall be authorized to issue 1,000,000,000 shares of Common Stock having a $.001 par value, and 50,000,000 shares of Preferred Stock having a $.001 par value. The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/ or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution authorizing the issuance of shares. Stockholders shall not have pre-emptive rights or be entitled to cumulative voting in connection with the shares of the Corporation's common or preferred stock.

Action No. 2:
---------------

To approve the 2003 Stock Option Plan which has been approved by resolution of the Board of Directors on November 15, 2002 for submission to the stockholders.

Why is U.S. West increasing its authorized capital?
---------------------------------------------------

Currently, U.S. West has 220,000,000 shares of capital stock authorized, of which 200,000,000 is designated as common stock and 20,000,000 is designated as preferred stock. U.S. West currently has 199,665,967 shares of common stock outstanding, 1,050,000 shares of Series F preferred stock outstanding, 39,821 shares of Series G preferred stock outstanding, 540,000 shares of Series J preferred stock outstanding, and 100,000 shares of Series K preferred stock outstanding. Each outstanding share of preferred stock is convertible into common stock according to a formula which varies in accordance with the trading price of our common stock.

U.S. West is increasing its authorized capital because it does not have a sufficient number of authorized but unissued shares of common stock to effect conversion of all of the outstanding preferred.

In addition, U.S. West believes that the increase in authorized capital stock would provide it greater flexibility with respect to its capital structure for such purposes as additional equity financing and stock based acquisitions. U.S. West anticipates that the additional "blank check" preferred stock will be designated into series or classes as the board of directors deems appropriate in the future.

What effect will the increase in authorized common stock have on my stock?
--------------------------------------------------------------------------

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of U.S. West, the issuance of additional shares of common stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of common stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment.

As of the Record Date, a total of 199,665,967 shares of U.S. West's currently authorized 200,000,000 shares of Common Stock are issued and outstanding. The increase in the number of authorized but unissued shares of common stock would enable U.S. West, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of common stock could have a number of effects on U.S. West's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of U.S. West more difficult. For example, additional shares could be issued by U.S. West so as to dilute the stock ownership or voting rights of persons seeking to obtain control of U.S. West. Similarly, the issuance of additional shares to certain persons allied with U.S. West's management could have the effect of making it more difficult to remove U.S. West's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The board of directors is not aware of any attempt, or contemplated attempt, to acquire control of U.S. West, and this proposal is not being presented with the intent that it be utilized as a type of anti- takeover device.

There are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of common stock which are proposed to be authorized.

Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

What effect will the increase in authorized blank-check preferred stock have on my stock?
--------------------------------------------------------------------------------

As of the Record Date, a total of 1,729,821 shares of U.S. West's currently authorized 20,000,000 shares of Common Stock are issued and outstanding. The amendment to U.S. West's Articles of Incorporation, as amended, will increase the number of authorized shares of "blank check" preferred stock to 50,000,000. The following summary does not purport to be complete and is qualified in its entirety by reference to the proposed Certificate of Amendment to the Articles of of Incorporation as set forth in Exhibit "A" Hereto.

The term "blank check" refers to preferred stock, the creation and issuance of which is authorized in advance by the stockholders and the terms, rights and features of which are determined by the board of directors of U.S. West upon issuance. The authorization of such blank check preferred stock would permit the board of directors to authorize and issue preferred stock from time to time in one or more series. To date, U.S. West has created and issued several series of preferred stock from authorized blank check preferred stock.

Subject to the provisions of U.S. West's Certificate of Amendment to the Articles of Incorporation and the limitations prescribed by law, the board of directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. The board of directors would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of U.S. West and its stockholders. The amendment to the Articles of Incorporation, as amended, would give the board of directors flexibility, without further stockholder action, to issue preferred stock on such terms and conditions as the board of directors deems to be in the best interests of U.S. West and its stockholders.

The amendment will provide U.S. West with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by the board of directors for any proper corporate purpose. It is anticipated that such purposes may include exchanging preferred stock for common stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by U.S. West, or issuance as part or all of the consideration required to be paid by U.S West for acquisitions of other businesses or assets.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of U.S. West by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of U.S. West. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of U.S. West by means of a tender offer, proxy contest, merger or otherwise. The ability of the board of directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of U.S. West by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the board of directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

What is the 2003 Stock Option Plan?
-----------------------------------

As of December 15, 2002, the holders of a majority of the voting stock of U.S. West authorized the 2003 Stock Option Plan and authorized 100,000,000 shares of common stock to be reserved for issuance thereunder. The following is a summary of principal features of the plan. The summary, however, does not purport to be a complete description of all the provisions of the plan. Any stockholder of U.S. West who wishes to obtain a copy of the actual plan document may do so upon written request directed as follows:

                       U.S. West Homes, Inc.
                       Report Requests
                       410 Broadway, 2nd Floor
                       Laguna Beach, CA 92651

The plan was adopted by the Board of Directors on November 15, 2002. The Board of Directors has initially reserved 100,000,000 shares of common stock for issuance under the plan. Under the plan, options may be granted which are intended to qualify as Incentive Stock Options, or ISOs, under Section 422 of the Internal Revenue Code of 1986, or the Code, or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder.

Under the plan, stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the plan or cash awards made outside of the plan. Upon acceptance of a stock purchase right, the grantee will grant U.S. West the option to repurchase the stock exercisable upon the voluntary or involuntary termination of the grantee's service with U.S. West, including death or disability. The purchase price for shares repurchased pursuant to this option shall be the original price paid by the grantee and may be paid by cancellation of any indebtedness of the grantee to U.S. West.

What is the purpose of the 2003 Stock Option Plan?
--------------------------------------------------

The primary purpose of the plan is to attract and retain the best available personnel for U.S. West in order to promote the success of the its business and to facilitate the ownership of U.S. West stock stock by employees. In the event that the plan is not adopted, U.S. West may have considerable difficulty in attracting and retaining qualified personnel, officers, directors and consultants.

Who will administer the Plan?
-----------------------------

The plan, when approved, will be administered by the Board of Directors, as the Board of Directors may be composed from time to time. All questions of interpretation of the plan are determined by the Board, and its decisions are final and binding upon all participants. Any determination by a majority of the members of the Board of Directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole Board of Directors.

Notwithstanding the foregoing, the Board of Directors may at any time, or from time to time, appoint a committee of the Board of Directors, and delegate to the committee the authority of the Board of Directors to administer the plan. Upon such appointment and delegation, the committee shall have all the powers, privileges and duties of the Board of Directors, and shall be substituted for the Board of Directors, in the administration of the Plan, subject to certain limitations.

Members of the Board of Directors who are eligible employees are permitted to participate in the plan, provided that any such eligible member may not vote on any matter affecting the administration of the plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the plan. In the event that any member of the Board of Directors is at any time not a "disinterested person", as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, the plan shall not be administered by the Board of Directors, and may only by administered by a ommittee, all the members of which are disinterested persons, as so defined.

Who is eligible to participate in the 2003 Stock Option Plan?
-------------------------------------------------------------

Under the plan, options may be granted to key employees, officers, directors or consultants of U.S. West, as provided in the plan.

What are the terms of the Options to be granted under the 2003 Stock Option
Plan?
--------------------------------------------------------------------------------

The term of each option granted under the plan shall be contained in a stock option agreement between the optionee and U.S. West and such terms shall be determined by the Board of Directors consistent with the provisions of the plan, including the following:

(a) Purchase Price. The purchase price of the common shares subject to each ISO shall not be less than the fair market value (as set forth in the plan), or in the case of the grant of an ISO to a principal stockholder, not less than 110% of fair market value of such common shares at the time such option is granted. The purchase price of the common shares subject to each Non-ISO shall be determined at the time such option is granted, but in no case less than 90% of the fair market value of such common shares at the time such option is granted.

(b) Vesting. The dates on which each option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Board of Directors, in its discretion, at the time such option is granted.

The repurchase option of stock purchase right shall lapse at such rate as the Administrator may determine, but in no case at a rate of less than 20% per year over five years from the date of purchase.

(c) Expiration. The expiration of each option shall be fixed by the Board of Directors, in its discretion, at the time such option is granted; however, no option shall be exercisable for ten (10) years after the date on which it was granted, and in the case of the grant of an ISO to a principal stockholder, five
(5) years from the date of grant. Each option shall be subject to earlier termination as expressly provided in the plan or as determined by the Board of Directors, in its discretion, at the time such option is granted.

The expiration of each stock purchase right shall be fixed by the Board.

(d) Transferability. No option or stock purchase right shall be transferable, except by will or the laws of descent and distribution, and any option or stock purchase right may be exercised during the lifetime of the optionee only by him.

(e) Option Adjustments. The aggregate number and class of shares as to which options may be granted under the plan, the number and class shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and all such options, shall each be proportionately adjusted for any increase decrease in the number of issued common shares resulting from split-up spin-off or consolidation of shares or any like capital adjustment or the payment of any stock dividend.

In the event with or into another corporation, or the sale of substantially all of the assets of U.S. West, each outstanding option and stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee shall fully vest in and have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable.

(f) Amendment and Termination. Subject to certain restrictions, the plan may at any time be terminated and from time to time be modified or amended by the Board of Directors.

What are the Federal Income Tax Aspects of the 2003 Stock Option Plan?
----------------------------------------------------------------------

The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include foreign, state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to directors, executive officers or greater than 10% stockholders or to any individual participant who receives a stock option under the plan.

INCENTIVE STOCK OPTIONS. There will not be any federal income tax consequences to either the participant or U.S. West a result of the grant to an employee of an incentive stock option under the plan. The exercise by a participant of an incentive stock option also will not result in any federal income tax consequences to U.S. West or the participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the incentive stock option, determined at the time of exercise, over the amount paid for the shares by the participant will be includable in the participant's alternative minimum taxable income for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments, as discussed below. Special rules will apply if previously acquired shares of common stock are permitted to be tendered in payment of an option exercise price.

When a participant disposes of shares acquired upon exercise of an incentive stock option, the federal income tax consequences will depend upon how long the participant held those shares. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the participant exercised the incentive stock option, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of the shares, and (ii) the option price at which the participant acquired the shares. U.S. West is not entitled to any compensation expense deduction under these circumstances.

If the participant does not satisfy both of the above holding period requirements, then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the incentive stock option, or (ii) the amount realized on the disposition of the shares, exceeds the option price for the shares. U.S. West will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the participant. This compensation income may be subject to withholding. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

NON-STATUTORY STOCK OPTIONS. Neither the participant nor U.S. West incur any federal income tax consequences as a result of the grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, a participant will recognize ordinary income, subject to withholding, on the date of exercise in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the consideration paid for the shares. The participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of common stock are permitted to be tendered in payment of an option exercise price.

At the time of a subsequent sale or disposition of any shares of common stock obtained upon exercise of a non-statutory stock option, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date of exercise.

In general, U.S. West will be entitled to a compensation expense deduction in connection with the exercise of a non-statutory stock option for any amounts includable in the taxable income of the participant as ordinary income, provided that U.S. West complies with any applicable withholding requirements.

STOCK PURCHASE RIGHTS. In general, neither the participant nor U.S. West incur any federal income tax consequences as a result of the grant of a stock purchase right. In general, the exercise by a participant of a stock purchase right also will not result in any federal income tax consequences to U.S. West or the participant. The participant will generally incur ordinary income at the earlier of the time that stock either becomes transferable or ceases being subject to repurchase by U.S. West, measured by excess of fair market value at that time over amount (if any) paid by the participant.

It is possible for the participant to elect within 30 days of exercise of the stock purchase right to be taxed on basis of fair market value at that time, disregarding the effect on fair market value of the forfeiture conditions, by filing a Section 83(b) election with the IRS. Subsequent appreciation would be treated as short or long-term capital gain.

Any dividends paid on stock purchased upon exercise of a stock purchase right will be taxable as ordinary compensation income to the extent the stock is not vested, and U.S. West would have a corresponding deduction as compensation.

EXCISE TAX ON PARACHUTE PAYMENTS. The Internal Revenue Code also imposes a 20% excise tax on the recipient of "excess parachute payments," as defined in the Internal Revenue Code and denies tax deductibility to U.S. West us on excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, stockholders or highly compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. For example, acceleration of the exercisability of options upon a change in control of U.S. West may constitute parachute payments, and in certain cases, "excess parachute payments."

What are the restrictions on resale of shares underlying the Options to be granted under the 2003 Stock Option Plan?
--------------------------------------------------------------------------------

Certain officers and directors of the Company may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act. The Common Stock acquired under the 2002 Employee Stock Option Plan by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

Who are the principal stockholders of U.S. West?
--------------------------------------------------

The following chart sets forth the number of shares of our common stock beneficially owned by (i) each person who, as of November 15, 2002, was known by us to own beneficially more than five percent (5%) of our Common Stock and (ii) our officers and directors and (iii) officers and directors as a group.

NAME AND ADDRESS                     AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)(2)      CLASS
-------------------                  ---------------------------      ----------

(i)  Alexander Senkovsky, LLC
     3809 S. West Temple,
     Salt Lake City, UT                   14,500,000                     7.5%

     Elizabeth Colmenares
     3809 S. West Temple
     Salt Lake City, UT                   13,000,000                     6.8%

     David Michael, LLC
     3809 S. West Temple
     Salt Lake City, UT                   52,987,369                    27.6%

     McFadden, LLC
     3809 S. West Temple
     Salt Lake City, UT                   15,000,000                     7.8%

     Durwood A. Phillips  (2)
     410 Broadway, 2nd Floor
     Laguna Beach, CA 92651               95,487,000 proxy only         49.7%
                                           5,175,000 personal shares     2.5%
                                          total voting power            52.2%

(ii) Officers and Directors

     Mervyn A. Phelan, Sr.                     -0-                       0.0%
     410 Broadway
     Laguna Beach, CA

     Craig Brown                             319,181                     0.0%
     410 Broadway
     Laguna Beach, CA

     David Edwards                           201,833                     0.0%
     Westgate House
     Long Melford
     Suffolk, UK

     John Tanner                             201,833                     0.0%
     Westgate House
     Long Melford
     Suffolk, UK

NAME AND ADDRESS                     AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)(2)      CLASS
-------------------                  ---------------------------      ----------

(iii) Officers &
Directors as a group                         722,847                     0.0%
(includes shares held
by Aliso Circle Trust)

(1) All ownership is beneficial and of record, unless indicated otherwise and includes shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days.

(2) Beneficial owners listed above have sole voting and investment power with respect to the shares shown, except as to irrevocable proxies which have been granted to Durwood Phillips to vote the shares held by Alexander Senkovsky, LLC, Elizabeth Colmenares, David Michael, LLC and McFadden, LLC.

What is the compensation for U.S. West's directors and executive officers?
--------------------------------------------------------------------------

The following table sets forth the summary compensation table for all of U.S. West's officers and directors who served during the last three fiscal years. No other compensation not covered in the following table was paid or distributed by U.S. West to such persons during the period covered. Employee directors receive stock options for service on the board of directors.

    Name                    Annual                      Awards          Payouts
& Position                  Comp.
------------------------------------------------------------------------------------------
              Year      Salary    Bonus   Other         Restricted           LTIP    Other
                                          Compensation  Stock      Options

Present officers and directors
------------------------------

Mervyn Phelan
CEO          1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2001        -0-       -0-       -0-     8,000,000 (2)     -0-    -0-      -0-
             2002        -0-       -0-       -0-          -0-    1,000,000    -0-      -0-

Craig Brown
President    1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2001 (3)    -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2002        -0-       -0-       -0-          -0-    1,000,000    -0-      -0-

John Semmens
CFO          1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2001        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2002        -0-       -0-      75,000        -0-          -0-    -0-      -0-

Bob Coberly
V.P., Sec.,  1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Treas., Dir. 2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001        -0-       -0-      72,000        -0-      400,000    -0-      -0-
             2002        -0-       -0-      65,000        -0-      500,000    -0-      -0-

Scott Brake
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-          -0-        1,833    -0-      -0-
             2001        -0-       -0-       -0-          -0-      200,000    -0-      -0-
             2002        -0-       -0-       -0-          -0-      100,000    -0-      -0-

David Edwards
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-         1,833         -0-    -0-      -0-
             2001        -0-       -0-       -0-       100,000         -0-    -0-      -0-
             2002        -0-       -0-       -0-          -0-      100,000    -0-      -0-

                                           10




    Name                    Annual                      Awards          Payouts
& Position                  Comp.
------------------------------------------------------------------------------------------
              Year      Salary    Bonus   Other             Restricted       LTIP    Other
                                          Compensation  Stock      Options

John Tanner
Director     1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-         1,833         -0-    -0-      -0-
             2001        -0-       -0-       -0-       100,000         -0-    -0-      -0-
             2002        -0-       -0-       -0-          -0-      100,000    -0-      -0-

Former officers and directors
-----------------------------

Richard Hart
Former       1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-       1,833     -0-      -0-
             2001        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2002        -0-       -0-       -0-          -0-          -0-    -0-      -0-

Martin Richelli
Former       1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-         933     -0-      -0-
             2001        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2002        -0-       -0-       -0-          -0-          -0-    -0-      -0-

Denzel Harvey
Former       1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-       1,833     -0-      -0-
             2001        -0-       -0-       -0-          -0-     100,000     -0-      -0-
             2002        -0-       -0-       -0-          -0-          -0-    -0-      -0-

David Tsai
Former V.P.  1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
             2000        -0-       -0-       -0-          -0-       1,833     -0-      -0-
             2001        -0-       -0-       -0-          -0-     300,000     -0-      -0-
             2002        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Stephen
Reeder
Former CEO   1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-     65,000         -0-       3,834     -0-      -0-
             2001        -0-       -0-     10,000         -0-     200,000     -0-      -0-
             2002        -0-       -0-       -0-          -0-          -0-    -0-      -0-

John Cruickshank
former V.P.  1999 (1)    -0-       -0-       -0-          -0-          -0-    -0-      -0-
Secretary    2000        -0-       -0-      38,850        -0-       1,833     -0-      -0-
             2001        -0-       -0-     120,000        -0-     400,000     -0-      -0-
             2002        -0-       -0-      20,000        -0-     500,000     -0-      -0-

Al Harvey
Former       1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Director     2000        -0-       -0-       -0-          -0-       1,833     -0-      -0-
             2001        -0-       -0-       -0-          -0-     100,000     -0-      -0-
             2002        -0-       -0-       -0-          -0-          -0-    -0-      -0-

Bob Eschwege
Former V.P.  1999        -0-       -0-       -0-          -0-          -0-    -0-      -0-
Plant Mgr.   2000       66,000     -0-       -0-          -0-       1,833     -0-      -0-
             2001       44,000     -0-       -0-          -0-     300,000     -0-      -0-
             2002        -0-       -0-       -0-          -0-          -0-    -0-      -0-


(1) Prior to becoming an officer or director of U.S. West, John Cruickshank received compensation of 1,667 shares of common stock in lieu of cash for consulting services during 1999.

(2) 8,000,000 shares of restricted common stock was issued to the Aliso Circle Irrevocable Inter Vivos Trust as part of a compensation program given to Mervyn A. Phelan, Sr. when he became Chief Executive Officer on March 15, 2001. Mervyn A. Phelan, Jr., Trustee of the Aliso Circle Irrevocable Inter Vivos Trust is the son of Mervyn A. Phelan, Sr. The beneficiaries of the Trust are Sharon Phelan, wife of Mervyn A. Phelan, Sr., the children and grand-children of Mervyn A. Phelan, Sr. These shares were subsequently transferred by the trust in 2002 and that transfer reported on a Form 13D filed on March 27, 2002.

(3) Prior to becoming an officer or director of U.S. West, Craig Brown received compensation of 1,041,183 common shares in lieu of cash for consulting services during 2001.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

The Compensation Committee which is comprised of Mervyn A. Phelan, Sr. and Craig Brown. The committee was formed effective January 2, 2002. Its first meeting involved recommendations to the board of directors of the issuance of stock options for executives in the company for the year 2002 pursuant to the 2001 Stock Option Plan. As noted above, Mr. Phelan is Chairman of the Board of Directors and is Chief Executive Officer of U.S. West. He currently holds no stock interest in U.S. West. Craig Brown is President of U.S. West and is also a member of the Board. He holds less than a 5% interest in U.S. West.

Audit Committee and Insider Participation
-----------------------------------------

We have an Audit Committee of the Board of Directors. The committee was activated on May 12, 2000. During the year 2001, the Audit Committee held no meetings until the end of December in that year when it met to discuss the change of independent accountants from Ludlow & Harrison to McKinnon, Wilson & Morgan which took effect on January 2, 2002.

The members of the Audit Committee are:

John Tanner
David Edwards
Scott Brake

None of the members of the Audit Committee actively work in the company and none of them receive any salary. For the work that they do, each of them has been granted a small participation in the 2001 Stock Option Plan and have received stock options pursuant to that plan during 2001 and 2002.

Director Compensation
---------------------

In the past, directors have been given stock in lieu of cash compensation for Attending directors meetings and acting on committees of the board of directors. In 2002, each outside director received 100,000 shares of common stock for these services.

Employment Contracts
--------------------

Mervyn A. Phelan, Sr., Chief Exectutive Officer and Chairman of the Board of Directors has a written employment contract which commenced on March 12, 2001 for a period of five (5) years. The contract has the following basic terms:

a. Mr. Phelan will not receive a regular salary and shall receive other benefits in lieu of salary.

b. For each fiscal year during Mr. Phelan's employment under the terms of the employment contract, he will be eligible to receive an annual bonus based upon an executive incentive compensation plan approved and adopted by the Board of Directors. This Plan will include the terms, conditions and formula for computing bonuses for the Company's executive officers for each fiscal year; it being understood that the Company's expectation is to pay bonuses of at least twenty percent (20%) of an executive officer's base salary annualized for the achievement of annual strategic and operating plan goals and objectives. Executive shall be eligible to receive a share of any stock options under the terms of any Stock Option Plan which the Board of Directors or the shareholders may authorized during the course of the employment of the Executive.

Craig H. Brown, President and directors has a written employment agreement which was approved by the Board of Directors on November 15, 2002. The agreement is for a term of 5 years, paid 10,000,000 shares of common stock in lieu of cash compensation upon the execution of the agreement and, as with Mr. Phelan, does not provide for a regular salary. Mr. Brown will also be eligible to receive an annual bonus based upon an executive incentive compensation plan approved and adopted by the Board of Directors. This Plan will include the terms, conditions and formula for computing bonuses for the Company's executive officers for each fiscal year; it being understood that the Company's expectation is to pay bonuses of at least twenty percent (20%) of an executive officer's base salary annualized for the achievement of annual strategic and operating plan goals and objectives. Executive shall be eligible to receive a share of any stock options under the terms of any Stock Option Plan which the Board of Directors or the shareholders may authorized during the course of the employment of the Executive.

Exhibits & Financial Statements
-------------------------------

Exhibit 3i   - Amendment to Articles of Incorporation

Exhibit 10i  - 2003 Qualified Stock Option Plan

                                    By Order of the Board of Directors

                                    By: /s/ Mervyn A. Phelan, Sr.
                                    ----------------------------------
                                    Chairman of the Board of Directors